CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 15 to the Registration Statement on Form N-4 (No. 333-185804) (the “Registration Statement”) of our report dated April 25, 2023 relating to the statutory basis financial statements of American General Life Insurance Company, consent to the incorporation by reference in the Registration Statement of our report dated April 25, 2023 relating to the statutory basis financial statements of American Home Assurance Company, and consent to the incorporation by reference in the Registration Statement of our report dated April 25, 2023 relating to the financial statements of each of the subaccounts Variable Annuity Account Five indicated in our report. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 28, 2023